                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)

                                                          NINE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                           --------------------------    ---------------------
                             1993       1994     1995      1995         1996
                           --------   -------   ------   -------      --------
Net pretax income          $ 21,043   $16,437   $ (406)  $(3,065)     $ 27,352
Fixed charges
  Interest expense              725     1,060    5,034     3,616         3,162
  Interest portion of
   rent expenses                368       401      446       293           346
                           --------   -------   ------   -------      --------
    Total fixed charges       1,093     1,461    5,480     3,909         3,508

Less: Capitalized interest,
  net                             -       118      403       332             8
                           --------   -------   ------   -------      --------
                              1,093     1,343    5,077     3,577         3,500
Earnings before fixed
  charges                    22,136    17,780    4,671       512        30,852

Ratio of earnings to
  fixed charges                20.3      12.2      0.9       0.1           8.8